SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (this "Agreement"), is made and effective as of this 26th day of July 2012, by and among **Nissi Group Incorporated** ("Nissi"), a Hawaiian corporation having an address of 291 S. Main Street, Suite J, Yuma, AZ 85364; **Monkey Rock Group, Inc.**, a Delaware corporation having an address of 291 S. Main Street, Suite J, Yuma, AZ 85364 ("**Monkey Rock**"), **John Anthony Dent** and **Matthew Dent** (individually and collectively "**Dent**"). Each of Nissi, Monkey, John Dent and Matthew Dent are hereby referred to individually as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, the Parties (other than Dexter) entered into that certain Share Purchase Agreement dated June 23, 2011, as subsequently amended by an Amendment to Share Purchase Agreement and Post Closing Agreement dated 7th September, 2012 and a Second Amendment to Share Purchase Agreement, Agreement to Settle Debt dated 8th March 2012 (the latter having been entered into by Monkey Rock and the Dents only) (together the "Purchase Agreement"), whereby, inter alia, Nissi became a wholly owned subsidiary of Monkey Rock; and

WHEREAS, Monkey Rock is delinquent in its filing obligations with the Securities and Exchange Commission and cannot become currentntil consolidated financials with Nissi have been prepared; and

WHEREAS, the Parties have been notified that after examining Nissi's books and records, the auditors have concluded that they will not be able to complete an audit without significant time and expense, if at all; and

WHEREAS, Monkey and Nissi has been notified by the Dents that while certain aspects of the Agreement were completed, including the filing of the Company's YE 10-K for the Period Ending 12/31/09, all of fiscal year 2010's required filings and the 1st quarter of 2011, there remain a number of items which have not been completed, which constitute a default under the terms of the Purchase Agreement; and

WHEREAS, the Parties have determined that it is in the best interest of all Parties hereto, to negotiate a complete and final settlement of any and all claims, differences and/or causes of action which were or could have been raised in an action between them; and

WHEREAS, Monkey and Nissi have determined that unwinding the Purchase Agreement and entering into a restructured transaction of Monkey Rock and Nissi is in the best interests of the Parties and their respectiver shareholders, and is more conductive to accomplishing the goals as originally pursued.

NOW THEREFORE, the Parties hereby stipulate and agree that the following is the full and final settlement between them and that there are no other agreements oral or written, except as referred to herein:

1. Recitals. The recitals contained in this Agreement are true and correct and are incorporated into this Agreement in their entirety.

2. Pursuant to the terms of the Purchase Agreement, Nissi acquired 50,000,000 shares of Monkey Common Stock in exchange for the payment of Existing Expenses (as defined therein).

3. Attached is a listing of all of the Expenses that were paid by, or on the Company's behalf during the term of the Agreement. All parties agree and acknowledge that efforts were made to pay and or settle the past existing debts which cosituted the purchse price of the Agreement, originally valued at $149,000 and which has been paid down, restructured or settled leaving the following "Existing Expenses" which have not been paid to date and for which a default has been declared by the Dents regarding these expenses:

Anslow & Jaclin $14,000
Lucosky Brookman $10,900
Asher Enterprises $50,000
Jeroen Reidel $23,800 (Plus interest)
Brio Financial $9,200

4. In addition, Monkey was under an obligation to become current in its filing obligations on or before September 30, 2011, which has not occurred.

5. Nissi exchanged One Million Preferred authorized and outstanding in exchange for Fifty Million (50,000,000) newly issued shares of Monkey and 1000 shares of common authorized and outstanding for Forty Million ($40,000,000) newly issued shares of Monkey common stock.

6. The intent of Nissi and Monkey was to bring the mineral rights related to the Gold mine leases ("Leases") owned by Nissi, in Arizona, into Monkey Rock, via a wholly owned subsidiary (i.e. Nissi – III).

7. The Parties have determined that due to the Defaults and the Audit issues, that the transaction contemplated by the Share Purchase Agreement cannot be completed and must therefore be unwound.

8. The Parties do not wish to abandon the business opportunity provided by the Leases, and therefore have expressed their desire to enter into a new agreement, pursuant to which Monkey will enter into an agreement with the corporate holder of those Leases, which will allow Monkey to pursue that line of business.

9.0 In order to accomplish this stated intent, the following actions will be undertaken. (the "Unwinding"):

9.1 Dexter will resign from all positions with Monkey Rock, including, but not limited to his positions as Director and President, and will appoint John Dent to the Board of Directors as the sole director to fill his vacant seat;

9.2 By the execution hereof, Dexter hereby affirms that the preferred shares called to be issued under the Agreement, were not issued by the Company, and by his execution hereof, he releases any and all claim he may have to said preferred shares.

9.3 Nissi will return all shares of common stock received for the payment of Existing Expenses.

9.4 Nissi shareholders will return all of the issued exchange shares received in Monkey Rock pursuant to the Agreement and will receive their original shares in Nissi- HI in return

9.5 Monkey Rock will return the Preferred Shares and Common shares of Nissi referred to in sub-paragraph 5 hereof upon the return to it of the 90 million common shares issued to Nissi and the Nissi Shareholders pursuant to the Share purchase Agreement;

9.6. The parties will work together to procure the return to Monkey Rock of the shares in Monkey Rock issued to the Consultants named below as well as the provision of termination letters signed by each such consultant with regard to their respective Consulting agreements.

- Armon Moryoussef 5,000,000
- Jose Blumberger 2,500,000
- Peter Troiani 2,500,000
- Sage Ventures 3,750,000
- Jeroen Reidel 3,750,000
- Grim Ventures 2,777,751
- Pro Heath Management, Inc. 2,735,000

9.7 Monkey Rock will immediately file an 8-K to notify the SEC of the termination of the original agreement and change of control of the Company.

10. Monkey Rock will immediately proceed to finalize its audits and filings with the SEC.

11. In order to accomplish the Company's stated intent of pursuing the business of developing the Nissi mining rights under the Leases, the following actions are intended to be pursued by the parties (the "Nissi Deal"):

- The parties intend on entering into a future agreement whose form and substance will be negotiated between the parties, but which will provide in part that:
  - Nissi- HI would complete a restructuring that will transfer the mineral rights and licenses to an Arizona corporation created by Nissi HI ("Nissi - Arizona"), who will then enter into a Share Exchange or other Agreement with Monkey Rock; and
  - Under such an agreement, Nissi- HI would work with the Company's auditors and its own counsel to determine the most desirable way to accomplish the parties stated goals and the Company will provide good faith efforts to facilitate the same.

- The parties desire a closing on or after 30 days from the date the Company becomes current in its SEC filing obligations.

12. From and after the date hereof, Dexter Aspacio shall provide such assistance as is necessary to the accountants and auditors to see that such reports are completed and filed as soon as possible, provided however, he shall have no liability for the payment of any expenses necessary to accomplish to such providers.

13. Upon the execution and delivery of this agreement and the satisfactory completion of the matters referred to in sections 9 herein, the Parties hereby agree to remise, release, acquit, satisfy and forever discharge each other, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which they ever had, now have or may have in relation to the matters referred to in this agreement and the Share Purchase Agreement, or which any personal representative, successor, heir or assigns hereafter can, shall or may have against each other, for, upon or by reason of any matter, cause of thing whatsoever from the beginning of the world to the day of these presents, arising out of the transactions that gave rise to this Agreement, except for those actions arising from a person's willful misconduct. Each said party to bear their own costs and attorney's fees concerning this settlement ^.

14. The parties further agree to execute in connection with the Agreement, any and all other documents as may be required to effect the terms hereof, including but not limited to general releases and stipulations.

15. This Agreement may be executed by the parties hereto in separate counterparts, each when so executed and delivered shall be an original, but all such counterparts may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal of the date first above written.

Nissi Group Incorporated

Dexter Aspacio, its President

Monkey Rock Group, Inc.

Dexter Aspacio, its President

____

John Anthony Dent, individually

____

Matthew Dent, individually

- The parties desire a closing on or after 30 days from the date the Company becomes current in its SEC filing obligations.

12. From and after the date hereof. Dexter Aspacio shall provide such assistance as is necessary to the accountants and auditors to see that such reports are completed and filed as soon as possible, provided however, he shall have no liability for the payment of any expenses necessary to accomplish to such providers.

13. Upon the execution and delivery of this agreement and the satisfactory completion of the matters referred to in sections 9 herein, the Parties hereby agree to remise, release, acquit, satisfy and forever discharge each other, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which they ever had, now have or may have in relation to the matters referred to in this agreement and the Share Purchase Agreement, or which any personal representative, successor, heir or assigns hereafter can, shall or may have against each other, for, upon or by reason of any matter, cause of thing whatsoever from the beginning of the world to the day of these presents, arising out of the transactions that gave rise to this Agreement, except for those actions arising from a person's willful misconduct. Each said party to bear their own costs and attorney's fees concerning this settlement ^.

14. The parties further agree to execute in connection with the Agreement, any and all other documents as may be required to effect the terms hereof, including but not limited to general releases and stipulations.

15. This Agreement may be executed by the parties hereto in separate counterparts, each when so executed and delivered shall be an original, but all such counterparts may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal of the date first above written.

Nissi Group Incorporated

Dexter Aspacio, its President

Monkey Rock Group, Inc.

Dexter Aspacio, its President

John Anthony Dent, individually

Matthew Dent, individually

PAYMENTS MADE

Date	Vendor	Memo	Amount
4/1/2011	Issuer Direct Corporation	Former Edgar Filer	$896.73
5/5/2011	Kimberly Graus	Legal Fees	$4,000
5/18/2011	Issuer Direct Corporation	Edgar filing fees	$1,974.56
5/18/2011	Sadler, Gibb & assoc	Auditors, retainer	$3,000
5/23/2011	Vintage Filings	Edgar filing fees	$147
5/25/2011	Vintage Filings	Edgar filing fees	$222
6/3/2011	X-Tax Pros	Accounting Fees	$1,750
6/15/2011	Kimberly Graus	Legal Fees	$3,000
6/30/2011	MacReport Media	Press Release	$373.00
7/6/2011	Pacific Stock Transfer	Paid to Pacific to pay off continental transfer	$3,696.28
7/22/2011	Kimberly Graus	Legal Fees	$2,000
7/25/2011	Berman & Associates	Old auditor fees	$1,500
8/8/2011	Kimberly Graus	Legal Fees	$2,000
8/8/2011	Berman & Associates	Old auditor fees	$4,050
8/8/2011	Vintage Filings	Edgar filing fees	$191.20
8/9/2011	Berman & Associates	Old auditor fees	$1,000.00
8/11/2011	Pacific Stock Transfer	Transfer Agent Fees	$323.11
9/28/2011	Continental Stock Transfer	Transfer Agent Fees	$100
10/13/2011	Berman & Associates	Old auditor fees	$4,550.00
10/14/2011	X-Tax Pros	Accounting Fees	$1,250
10/14/2011	X-Tax Pros	Registration fees for MKRO Delaware corp	$1,250
10/20/2011	Berman & Associates	Old auditor fees	$3,050
10/25/2011	Berman & Associates	Old auditor fees	$2,000
11/2/2011	X-Tax Pros	Accounting Fees	$1,000
11/3/2011	Sadler, Gibb & assoc	Auditing fees	$3,100
11/3/2011	Pacific Stock Transfer	Transfer Agent Fees	$500
11/30/2011	Sadler, Gibb & assoc	Auditing fees	$2,500
11/30/2011	X-Tax Pros	Accounting Fees	$500
12/8/2011	Pacific Stock Transfer	Transfer Agent Fees	$1,000
12/8/2011	X-Tax Pros	Accounting Fees	$3,250
12/8/2011	Sadler, Gibb & assoc	Auditing fees	$14,500.00
12/8/2011	Jeroen Reidel	Interest Payment on Loan	$5,000
12/8/2011	Lucosky, Brookman & assoc	Partial payment of outstanding legal fees	$5,000
1/9/2012	Vintage Filings	Edgar filing fees	$587.00
1/9/2012	Vintage Filings	Edgar filing fees	$188.00
1/9/2012	Vintage Filings	Edgar filing fees	$176.00
1/9/2012	Pacific Stock Transfer	Transfer Agent Fees	$500.00
1/26/2012	X-Tax Pros	Accounting Fees	$3,500.00
2/3/2012	Pacific Stock Transfer	Transfer Agent Fees	$600.00
2/8/2012	Vintage Filings	Edgar filing fees	$1,300.00
2/28/2012	Pacific Stock Transfer	Transfer Agent Fees	$1,000.00

3/8/2012	Berman & Associates	Old auditor fees	$5,000.00
4/20/2012	TKM Accounting	Accounting Fees	$1,000.00
4/27/2012	Just Host	Web Hosting Fees	$131.04
4/27/2012	Just Host	Web Hosting Fees	$29.90
5/14/2012	Vintage Filings	Edgar filing fees	$804
5/15/2012	TKM Accounting	Accounting Fees	$2,000
7/3/2012	Kimberly Graus	Legal Fees	$2,500.00